UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 9, 2013 (August 8, 2013)

AMERICAN REALTY CAPITAL PROPERTIES, INC.

(Exact name of Registrant as specified in its charter)

Maryland	001-35263	45-2482685
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of principal executive offices)

(212) 415-6500
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

American Realty Capital Properties, Inc.’s (the “Company”) board of directors approved the Company’s potential acquisition of a portfolio of 40 properties and, on August 8, 2013, the Company’s sponsor, AR Capital, LLC, entered into a purchase and sale agreement with respect to various portfolios with Inland American Real Estate Trust, Inc., including the portfolio that is being acquired by the Company. The seller has no material relationship with the Company and the acquisition will not be an affiliated transaction.

Pursuant to the terms of the purchase and sale agreement, the obligation to close upon the acquisition of the portfolio is subject to certain conditions customary to closing. Although the Company believes that the acquisition of the portfolio is probable, there can be no assurance that the acquisition will be consummated. The purchase and sale agreement contains customary representations and warranties by the seller.

The purchase price of the portfolio is $416.5 million, exclusive of closing costs, including the assumption of $194.9 million of debt. The Company intends to fund the purchase price of the equity portion of the portfolio with cash on hand from its recently complete note offering and borrowings available under its senior corporate credit facility. The Company may seek financing on the portfolio at or post-closing from a lender yet to be identified. There is no assurance that the Company will be able to secure financing on terms that it deems favorable or at all.

The portfolio contains approximately 5.9 million rentable square feet and contains properties leased to 26 distinct tenants. As of the date of this filing, the portfolio’s leases have a weighted average remaining lease term of 7.7 years and the leases are primarily net leases. The expected annualized net operating income for the portfolio is $36.7 million.

Item 8.01. Other Events.

Including the Company’s potential acquisition of the portfolio described in Item 1.01 of this Current Report on Form 8-K, the Company has assembled, to date, a pipeline of potential acquisitions of approximately $1.1 billion to be closed in the second half of 2013 in line with its recent acquisitions guidance, including approximately $1.06 billion of properties under executed purchase and sale agreements and $29.8 million of properties under executed letters of intent. Also in line with the Company’s guidance, the approximately $1.1 billion of properties under agreement are expected to be purchased at an average capitalization rate of 8.0% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue, less property operating expenses, by base purchase price).

The Company’s $1.1 billion pipeline is reflective of its previously announced acquisitions under definitive agreement, the $416.5 million of acquisitions under executed purchase and sale agreement and the $29.8 million of acquisitions under executed letters intent described above, along with additional organic pipeline acquisitions.

A copy of the press release announcing the foregoing and dated as of August 9, 2013 is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release dated August 9, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

August 9, 2013	By:	/s/ Nicholas S. Schorsch
	Name:	Nicholas S. Schorsch
	Title:	Chief Executive Officer and
Chairman of the Board of Directors